Exhibit 23.2

Notice Regarding Consent of Arthur Andersen LLP

        The statement of net assets available for benefits of the Sonic Corp. Savings and Profit Sharing Plan as of December 31, 2001 included in this Form 11-K, has been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing herein. After reasonable efforts, we have not been able to obtain written consent of Arthur Andersen LLP to the incorporation by reference in our previously filed Registration Statement on Form S-8 relating to the Sonic Corp. Savings and Profit Sharing Plan of their report dated April 19, 2002 (Commission File No. 333-26359) referred to above. Accordingly, we have dispensed with the requirement to file a new or reissued consent of Arthur Andersen LLP to the incorporation of such report as Exhibit 23.2 to this Form 11-K in reliance upon Rule 437a under the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report into the Registration Statement on Form S-8 relating to the Sonic Corp. Savings and Profit Sharing Plan, participants in the plan may not be able to obtain a recovery from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.